Earnings Release October 30, 2013
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the third quarter of 2013. For the quarter, distributable cash flow was $43.9 million, up $3.4 million, or 8% compared to the third quarter of 2012. HEP announced its 36th consecutive distribution increase on October 25, 2013, raising the quarterly distribution from $0.4850 to $0.4925 per unit, representing a 6% increase over the distribution for the third quarter of 2012.
Net income for the second quarter was $23.1 million compared to $23.8 million for the third quarter of 2012. The decrease in net income is due principally to increased depreciation resulting from asset abandonment charges for tankage permanently removed from service, partially offset by increased revenues and a payroll related tax refund. Though accounting rules require us to write down tank assets that are replaced or taken out of service, HEP’s cash flow is not affected since minimum commitments do not change and costs to construct the replacement tanks are, in certain cases, reimbursed per the terms of our contracts with HollyFrontier Corporation ("HFC"). Net income attributable to Holly Energy Partners for the third quarter was $21.9 million ($0.25 per basic and diluted limited partner unit) compared to $23.3 million ($0.32 per basic and diluted limited partner unit) for the third quarter of 2012. The additional decrease in net income attributable to Holly Energy Partners is due principally to allocations of income to noncontrolling interests.
Commenting on the third quarter of 2013, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “We are pleased that financial results for the third quarter of 2013 allowed us to continue our record of raising our quarterly distribution in all quarters since our initial public offering nine years ago. Our previously announced New Mexico crude gathering expansion project will be completed in phases starting this fall. We expect this project will begin contributing to our results during the first quarter of 2014.

“As we look forward we believe HEP is well positioned due to the quality and geographic location of our assets, our superior employee base, and our financially strong and supportive general partner, HollyFrontier. HEP’s future growth is underpinned by strong industry fundamentals, planned capital projects and our existing long-term fee-based contracts with built-in annual escalators.”
Third Quarter 2013 Revenue Highlights
Revenues for the quarter were $77.7 million, a $3.7 million increase compared to the third quarter of 2012 due to the effect of annual tariff increases combined with higher cost reimbursement receipts from HFC. Overall pipeline volumes were down 3% compared to the three months ended September 30, 2012.

•
Revenues from our refined product pipelines were $26.4 million, an increase of $0.6 million primarily due to the effect of annual tariff increases. Shipments averaged 175.1 thousand barrels per day (“mbpd”) compared to 180.4 mbpd for the third quarter of 2012.

•
Revenues from our intermediate pipelines were $6.6 million, a decrease of $0.8 million, on shipments averaging 136.3 mbpd compared to 132.2 mbpd for the third quarter of 2012. Although overall intermediate pipeline shipments were up, revenues decreased due to the effects of a $0.5 million decrease in deferred revenue realized and decreased volumes on certain pipeline segments.

•
Revenues from our crude pipelines were $13.0 million, an increase of $0.7 million, on shipments averaging 172.6 mbpd compared to 187.9 mbpd for the third quarter of 2012. Although crude oil pipeline shipments were down, revenues increased due to the annual tariff increases and minimum quarterly revenue billings on segments where volumes decreased.

•	Revenues from terminal, tankage and loading rack fees were $31.7 million, an increase of $3.2 million compared to the third quarter of 2012. The increase in revenues is due to annual fee increases and higher tank cost reimbursement receipts from HFC. Refined products terminalled in our facilities averaged 326.0 mbpd compared to 325.1 mbpd for the third quarter of 2012.
Revenues for the three months ended September 30, 2013 include the recognition of $0.2 million of prior shortfalls billed to shippers in 2012, as they did not meet their minimum volume commitments within the contractual make-up period. As of September 30, 2013, shortfall deferred revenue in our consolidated balance sheet was $11.2 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will not have the necessary capacity for shipments in excess of guaranteed levels, or when shipping rights expire unused over the contractual make-up period.
Nine Months Ended September 30, 2013 Revenue Highlights
Revenues for nine months ended September 30, 2013 were $227.3 million, a $16.2 million increase compared to the nine months ended September 30, 2012. This is due principally to a $4.4 million increase in deferred revenue realized, the effect of annual tariff increases, increased pipeline shipments in the second quarter and higher cost reimbursement receipts from HFC.

•
Revenues from our refined product pipelines were $80.3 million, an increase of $5.7 million primarily due to the effects of a $5.6 million increase in deferred revenue realized. Shipments averaged 169.7 mbpd compared to 166.7 mbpd for the nine months ended September 30, 2012.

•
Revenues from our intermediate pipelines were $20.0 million, a decrease of $1.0 million, on shipments averaging 133.2 mbpd compared to 131.0 mbpd for the nine months ended September 30, 2012. The decrease in revenue is due to the effects of a $1.2 million decrease in deferred revenue realized.

•
Revenues from our crude pipelines were $36.8 million, an increase of $2.9 million, on shipments averaging 167.7 mbpd compared to 169.9 mbpd for the nine months ended September 30, 2012. Revenues increased due to the annual tariff increases.

•
Revenues from terminal, tankage and loading rack fees were $90.2 million, an increase of $8.6 million compared to the nine months ended September 30, 2012. This increase is due to annual fee increases, increased terminal volumes and higher tank cost reimbursement receipts from HFC. Refined products terminalled in our facilities averaged 325.2 mbpd compared to 318.9 mbpd for the nine months ended September 30, 2012.

Revenues for nine months ended September 30, 2013 include the recognition of $7.6 million of prior shortfalls billed to shippers in 2012, as they did not meet their minimum volume commitments within the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $43.6 million and $129.6 million for the three and nine months ended September 30, 2013, representing increases of $5.1 million and $15.7 million over the respective periods of 2012. These increases are due to higher throughput levels on our assets, as well as year-over-year increases in maintenance costs, environmental accruals, employee costs and depreciation expense due to asset abandonment charges related to tankage permanently removed from service. Operating expenses for the three and nine months ended September 30, 2013 were reduced by $3.5 million due to a net tax refund related to payroll costs covering a multi-year period.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1022774.
An audio archive of this webcast will be available using the above noted link through November 13, 2013.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate additional operations in the future successfully;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2013.

	Three Months Ended September 30,		Change from
	2013	2012	2012
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$17,196	$16,351	$845
Affiliates – intermediate pipelines	6,567	7,319	(752)
Affiliates – crude pipelines	12,994	12,306	688
	36,757	35,976	781
Third parties – refined product pipelines	9,246	9,538	(292)
	46,003	45,514	489
Terminals, tanks and loading racks:
Affiliates	28,766	26,139	2,627
Third parties	2,954	2,401	553
	31,720	28,540	3,180
Total revenues	77,723	74,054	3,669
Operating costs and expenses:
Operations	21,686	22,732	(1,046)
Depreciation and amortization	19,449	14,351	5,098
General and administrative	2,415	1,399	1,016
	43,550	38,482	5,068
Operating income	34,173	35,572	(1,399)

Equity in earnings of SLC Pipeline	835	877	(42)
Interest expense, including amortization	(11,816)	(12,540)	724
Interest income	3	—	3
Other income	61	—	61
Gain (loss) on sale of assets	(159)	—	(159)
	(11,076)	(11,663)	587
Income before income taxes	23,097	23,909	(812)
State income tax expense	(40)	(137)	97
Net income	23,057	23,772	(715)
Allocation of net loss attributable to Predecessors	—	146	(146)
Allocation of net income attributable to noncontrolling interests	(1,172)	(582)	(590)
Net income attributable to Holly Energy Partners	21,885	23,336	(1,451)
General partner interest in net income, including incentive distributions(1)	(7,128)	(5,276)	(1,852)
Limited partners’ interest in net income	$14,757	$18,060	$(3,303)
Limited partners’ earnings per unit – basic and diluted:(1)	$0.25	$0.32	$(0.07)
Weighted average limited partners’ units outstanding	58,657	56,536	2,121
EBITDA(2)	$53,187	$49,920	$3,267
Distributable cash flow(3)	$43,865	$40,431	$3,434

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	116,078	114,113	1,965
Affiliates – intermediate pipelines	136,312	132,220	4,092
Affiliates – crude pipelines	172,569	187,861	(15,292)
	424,959	434,194	(9,235)
Third parties – refined product pipelines	59,036	66,274	(7,238)
	483,995	500,468	(16,473)
Terminals and loading racks:
Affiliates	261,431	267,638	(6,207)
Third parties	64,615	57,496	7,119
	326,046	325,134	912
Total for pipelines and terminal assets (bpd)	810,041	825,602	(15,561)

	Nine Months Ended September 30,		Change from
	2013	2012	2012
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates—refined product pipelines	$50,918	$46,727	$4,191
Affiliates—intermediate pipelines	20,030	21,076	(1,046)
Affiliates—crude pipelines	36,760	33,844	2,916
	107,708	101,647	6,061
Third parties—refined product pipelines	29,412	27,856	1,556
	137,120	129,503	7,617
Terminals, tanks and loading racks:
Affiliates	82,514	74,773	7,741
Third parties	7,672	6,853	819
	90,186	81,626	8,560
Total revenues	227,306	211,129	16,177
Operating costs and expenses
Operations	72,089	65,114	6,975
Depreciation and amortization	48,730	42,801	5,929
General and administrative	8,747	5,925	2,822
	129,566	113,840	15,726
Operating income	97,740	97,289	451
Equity in earnings of SLC Pipeline	2,238	2,502	(264)
Interest expense, including amortization	(35,929)	(34,269)	(1,660)
Interest income	110	—	110
Other income	61	—	61
Loss on early extinguishment of debt	—	(2,979)	2,979
Gain (loss) on sale of assets	1,863	—	1,863
	(31,657)	(34,746)	3,089
Income before income taxes	66,083	62,543	3,540
State income tax expense	(440)	(287)	(153)
Net income	65,643	62,256	3,387
Allocation of net loss attributable to Predecessors	—	4,199	(4,199)
Allocation of net loss (income) attributable to noncontrolling interests	(5,192)	658	(5,850)
Net income attributable to Holly Energy Partners	60,451	67,113	(6,662)
General partner interest in net income, including incentive distributions (1)	20,038	16,674	3,364
Limited partners’ interest in net income	$40,413	$50,439	$(10,026)
Limited partners’ earnings per unit—basic and diluted (1)	$0.69	$0.91	$(0.22)
Weighted average limited partners’ units outstanding	58,108	55,332	2,776
EBITDA (2)	$145,440	$139,546	$5,894
Distributable cash flow (3)	$112,316	$111,506	$810

Volumes (bpd)
Pipelines:
Affiliates—refined product pipelines	109,995	104,444	5,551
Affiliates—intermediate pipelines	133,222	130,972	2,250
Affiliates—crude pipelines	167,685	169,922	(2,237)
	410,902	405,338	5,564
Third parties—refined product pipelines	59,711	62,301	(2,590)
	470,613	467,639	2,974
Terminals and loading racks:
Affiliates	265,242	265,958	(716)
Third parties	59,995	52,918	7,077
	325,237	318,876	6,361
Total for pipelines and terminal assets (bpd)	795,850	786,515	9,335

(1)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $6.8 million and $4.9 million for the three months ended September 30, 2013 and 2012, respectively, and $19.2 million and $15.6 million for the nine months ended September 30, 2013 and 2012, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization (excluding Predecessor amounts). EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Net income attributable to Holly Energy Partners	$21,885	$23,336	$60,451	$67,113
Add (subtract):
Interest expense	11,289	10,738	33,490	29,045
Interest Income	(3)	—	(110)	—
Amortization of discount and deferred debt charges	527	528	1,590	1,403
Loss on early extinguishment of debt	—	—	—	2,979
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	1,274	849	3,821
State income tax	40	137	440	287
Depreciation and amortization	19,449	14,351	48,730	42,801
Predecessor depreciation and amortization	—	(444)	—	(7,903)
EBITDA	$53,187	$49,920	$145,440	$139,546

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of billed crude revenue settlement and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. Also, it is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Net income attributable to Holly Energy Partners	$21,885	$23,336	$60,451	$67,113
Add (subtract):
Depreciation and amortization	19,449	14,351	48,730	42,801
Predecessor depreciation and amortization	—	(444)	—	(7,903)
Amortization of discount and deferred debt charges	527	528	1,590	1,403
Loss on early extinguishment of debt	—	—	—	2,979
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	1,274	849	3,821
Increase (decrease) in deferred revenue attributable to shortfall billings	3,472	2,162	3,624	1,733
Billed crude revenue settlement	—	917	918	2,753
Maintenance capital expenditures*	(2,045)	(2,287)	(6,557)	(3,886)
Other non-cash adjustments	577	594	2,711	692
Distributable cash flow	$43,865	$40,431	$112,316	$111,506

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	September 30,	December 31,
	2013	2012
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$11,220	$5,237
Working capital	$16,110	$11,826
Total assets	$1,382,372	$1,394,110
Long-term debt	$809,391	$864,674
Partners' equity(4)	$387,510	$352,653

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511